Exhibit d.6

                         INVESTMENT ADVISORY AGREEMENT

Phoenix Investment Counsel, Inc.
56 Prospect Street
Hartford, CT 06118


Ladies and Gentleman:

         Please be advised that effective on March 1, 2000 the Phoenix-Seneca Tax Sensitive Growth Fund shall be an "Additional Series" of the Phoenix Multi-Portfolio Fund as setforth in Paragraph 2 of a certain Investment Advisory Agreement by and between Phoenix Investment Counsel, Inc. and Phoenix Multi-Portfolio Fund dated January 1, 1994 as amended.

         Further, Paragraph 8(a) is amended to include the Phoenix Seneca Tax Sensitive Growth Fund as follows:

------------------------------- ---------------------------- ---------------------------- ----------------------------
            Series                    1st $1 Billion                $1-2 Billion                  $2+ Billion
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Phoenix Seneca Tax Sensitive               .75%                         .70%                         .65%
Growth Fund
------------------------------- ---------------------------- ---------------------------- ----------------------------

         Kindly acknowledge your agreement with the foregoing by signing in the space provided below.

Very truly yours,


Phoenix Multi-Portfolio Fund

By:  /s/ Philip R. McLoughlin
     -----------------------------
     Philip R. McLoughlin
     President


Agreed and Consented to
Phoenix Investment Counsel, Inc.



By:  /s/ Michael E. Haylon
     -----------------------------
Name:  Michael E. Haylon
Title: President